EXHIBIT 99.1

Crescent Financial Corporation Announces Scheduled Changes to Board of Directors

CARY, N.C., May 25, 2010 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank in Cary, North Carolina, today announced that Sheila Hale Ogle retired from the Board of Directors of Crescent Financial Corporation and Crescent State Bank in accordance with the company's mandatory retirement requirements. Ms. Ogle is a founding director of Crescent State Bank and served as a director of the bank since 1998 and Crescent Financial Corporation since its inception in 2001. Mike Carlton, President and CEO, stated, "Sheila Ogle has been a key member of our board of directors since day one and her involvement has had a positive effect on our organization for the good of all shareholders. I am pleased to announce that the Board of Directors unanimously approved her designation as a Director Emeritus of Crescent in recognition of her service on behalf of the company's shareholders."

Crescent Financial Corporation also announced today that the shareholders of the company approved the incumbent director nominees for re-election to the Board and that the Chairman of the Board and Vice Chairman of the Board were re-appointed to their positions. Dr. Bruce I. Howell, Chairman of the Board of Directors, stated, "We place great emphasis on the transparency of our corporate governance framework. The Company has always utilized an independent Chairman of the Board and I have been privileged to serve in that role for eleven years. The coming year will be my final year as Chairman and the Board anticipates a smooth transition in 2011 with Vice Chairman James A. Lucas, Jr. becoming Chairman. I look forward to working with Vice Chairman Lucas to ensure an orderly transition."

Mr. Carlton added, "Bruce Howell has served the Company admirably and we look forward to his continued service as a member of the Board of Directors for years to come."

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONTACT:  Crescent Financial Corporation
          Michael G. Carlton, President and CEO
          Bruce W. Elder, Vice President
          (919) 460-7770